Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 21, 2011, among Lantheus Medical Imaging, Inc., a Delaware corporation (or its permitted successor) (the “Issuer”), Lantheus MI Intermediate, Inc. and Lantheus MI Real Estate, LLC (together, the “Guarantors”) and Wilmington Trust FSB, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an indenture (as supplemented by the First Supplemental Indenture, dated as of March 14, 2011, the “Indenture”), dated as of May 10, 2010, that governs the Issuer’s existing outstanding $250.0 million aggregate principal amount of 9.750% Senior Notes due 2017 (the “Existing Notes”);

WHEREAS, Section 3.13 of the Indenture provides that the Issuer shall be entitled, subject to its compliance with Section 10.10 of the Indenture, to issue Additional Notes without notice to or consent of the Holders (as defined in the Indenture) having identical terms and conditions to the Existing Notes;

WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Issuer, the Guarantors and the Trustee may amend the Indenture without the consent of any Holder to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized and all conditions and requirements necessary to make this Supplemental Indenture a valid and binding agreement of the Issuer and the Guarantors have been duly performed and complied with;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, the Issuer and the Guarantors, pursuant to the foregoing authority, propose in and by this Supplemental Indenture to amend the Indenture, and request that the Trustee join in the execution of this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Existing Notes as follows:

1.             CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             NEW NOTES. Pursuant to Section 3.13 of the Indenture, the Issuer hereby creates and issues $150,000,000 in aggregate principal amount of 9.750% Senior Notes due 2017 (the “New Notes”) as Additional Notes under the Indenture. The New Notes will be consolidated to form a single series with the Existing Notes, to which the New Notes are identical in all terms and conditions except (i) as to the date of issue and (ii) interest on the New Notes shall accrue from November 15, 2010. The first interest payment date of the New Notes will be May 15, 2011. The New Notes will, when issued, be considered notes issued pursuant to the Indenture for all purposes thereunder and will subject to and take benefit of all the terms, conditions and provisions, including, without limitation, the Guarantees, of the Indenture.

3.             AUTHENTICATION OF NEW NOTES. The Trustee shall, pursuant to an authentication order, authenticate the New Notes.

4.             RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.             SEVERABILITY. In case any provision in this Supplemental Indenture, the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.             GOVERNING LAW.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7.             COUNTERPARTS.  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.             HEADINGS. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

9.             THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

LANTHEUS MEDICAL IMAGING, INC.

By:	/s/ Robert P. Gaffey
	Name:	Robert P. Gaffey
	Title:	Chief Financial Officer and Treasurer

LANTHEUS MI INTERMEDIATE, INC.

By:	/s/ Robert P. Gaffey
	Name:	Robert P. Gaffey
	Title:	Chief Financial Officer and Treasurer

LANTHEUS MI REAL ESTATE, LLC

By:	/s/ Robert P. Gaffey
	Name:	Robert P. Gaffey
	Title:	Chief Financial Officer and Treasurer

Signature Page to Supplemental Indenture

WILMINGTON TRUST FSB, as Trustee

By:	/s/ Joseph O’Donnell
Authorized Signatory

Signature Page to Supplemental Indenture